Exhibit 99.1
Hanmi Financial Corp. Appoints
Paul Kim to its Board of Directors
LOS ANGELES — February 18, 2009 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that Paul Seon-Hong Kim has been appointed to the Company’s Board of Directors and to the Board of Directors of Hanmi Bank.
Mr. Kim, who began his banking career in 1971 with the Korea Long Term Credit Bank, was most recently president and chief executive officer of Uniti Financial Corporation in Buena Park; prior to that he spent nine years as president and CEO of Center Financial Corporation; and from 1986 to 1998 he served at Hanmi Financial in various capacities, including chief marketing officer, chief credit officer, and chief financial officer.
“We are delighted to welcome Mr. Kim to the Board,” said Jay S. Yoo, Hanmi’s president and CEO. “With a career that spans almost four decades, he possesses a wealth of experience in commercial banking and is thoroughly familiar with the Southern California marketplace, notably the Korean-American community. He has also acquired a deep understanding of regulatory issues facing community banks like Hanmi.”
Mr. Kim has a B.S. in engineering from Seoul National University and an M.B.A. from the University of California at Berkeley.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 26 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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